Exhibit 4.2

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made as of May 5, 2008, among MGP Ingredients, Inc., a Kansas corporation (“MGP”), MGP Ingredients of Illinois, Inc., an Illinois corporation (“MGPI”), and Midwest Grain Pipeline, Inc., a Kansas corporation (“Midwest Grain”) (each a “Borrower” and, collectively, the “Borrowers”), and COMMERCE BANK, N.A., a national banking association, in its capacity as Agent under the Credit Agreement referred to below (in such capacity, the “Agent”).

Preliminary Statements

(a)                                  The Borrowers have entered into a Credit Agreement, dated on or about the date hereof, with Commerce Bank, N.A., as the Agent, Issuing Bank and Swingline Lender, and the Banks from time to time party thereto (as amended, renewed, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Banks, subject to the terms and conditions thereof, have agreed to make loans or otherwise extend credit to the Borrowers on a joint and several basis.

(b)                                 It is a condition precedent to the obligation of the Banks to make any loans or otherwise extend credit to the Borrowers that the Borrowers grant to the Agent (for the benefit of the Banks) a security interest in certain of their respective personal property, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                       Definitions.  Terms used and not defined in this Agreement have the meanings given to them in the Credit Agreement.

2.                                       Security Interest.  Each Borrower grants to the Agent (for the benefit of the Banks) a security interest in all of such Borrower’s right, title and interest and in to the following property, whether such property or such Borrower right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever such property may be located (collectively, the “Collateral”)

(1)	all Accounts;

(2)	all Chattel Paper, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(3)	all Instruments, to the extent arising out of or otherwise relating to the sale or other transfer of Inventory or the furnishing of services;

(4)	all Inventory;

(5)	all Refinanced Equipment Collateral;

(6)	all Deposit Accounts maintained with the Agent or any Bank;

(7)	all books, journals and other records (in each case whether electronic or otherwise) relating in whole or in part to any of the foregoing; and

(8)	all Proceeds of the foregoing.

3.             Obligations Secured.  The security interest granted herein secures the payment and performance of the Obligations.

4.             Lien Perfection.  The Borrowers jointly and severally represent, warrant and covenant to the Agent (for its benefit and the benefit of the Banks) that: (a) each Borrower’s full legal name is correctly stated in the first paragraph of this Agreement; (b) each Borrower is a corporation organized under the laws of its state of organization as identified in Exhibit A hereto; (c) each Borrower’s chief executive office is located at the address given for it in Exhibit A hereto; (d) each Borrower’s organizational identification number is the organizational number given for it in Exhibit A hereto; (e) each Borrower will take such action or cause others to take such action as is necessary for the Agent to obtain control under Article 9 of the UCC of any Collateral consisting of Deposit Accounts; (f) if any part of the Collateral is an Instrument or Chattel Paper or is represented by a certificate of title or similar title document, each Borrower shall promptly endorse, assign and pledge such Instrument, Chattel Paper or title document to the Agent, together with instruments of transfer or assignment executed in blank as the Agent may reasonably request from time to time; (g) if any Collateral is in the possession of a third party at any time, each Borrower will join with the Agent in notifying the third party of the security interest held by the Agent and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of the Agent; (h) if any Collateral at any time is of a type that compliance with any statute, regulation or treaty of the United States or any state or other political subdivision thereof is a condition to attachment, perfection or priority of, or the Agent’s ability to enforce, the Agent’s security interest in the Collateral, the Borrowers shall execute and deliver such assignments and other documents and authorize such filings as the Agent may request in respect thereof; (i) each Borrower shall obtain such lien waivers and reasonable rights of access or occupancy from mortgagees and landlords in respect of the Collateral as the Agent may periodically request (j) the Collateral shall not be physically attached to any real estate so as to become a fixture; (k) all Collateral shall be located at all times in the United States of America and, except for Inventory in transit in the ordinary course, at locations owned or leased by a Borrower and previously disclosed in writing to the Agent; and (l) except as otherwise provided in the Credit Agreement, no Borrower will change its name, type of organization, jurisdiction of organization or organizational identification number without giving the Agent at least 30 days prior written notice thereof.

5.             Good Title; No Other Liens.  Each Borrower represents and warrants to the Agent (for its benefit and the benefit of each Bank) that such Borrower owns, or with respect to after-acquired Collateral immediately upon such Borrower’s acquisition thereof will own, the Collateral free and clear of any Liens except for Permitted Liens.

6.             Protection of Collateral; Agent’s Rights.  Each Borrower will: (a) except as otherwise permitted under the Credit Agreement, maintain possession of the Collateral at all times and defend its title to the Collateral and the security interest of the Agent therein against the claims of all other Persons; (b) use the Collateral with reasonable care and caution; (c) keep the Collateral in good repair and order; (d) not use, or permit the Collateral to be used, in violation of any law; (e) not create or permit any Lien in or upon any part of the Collateral, except for Permitted Liens; (f) not sell, lease or otherwise transfer or dispose of any Collateral or any interest of such Borrower therein, except as permitted under the Credit Agreement; (g) pay when due all taxes and assessments on the Collateral; (h) insure the Collateral of an insurable nature in commercially reasonable amounts against loss, damage and other customary casualties with such insurers as may be reasonably acceptable to the Agent, with the Proceeds of such insurance payable jointly to the Agent and the applicable Borrowers, as their interests appear, and deliver to the Agent certificates of insurance evidencing the same; and (i) deliver to the Agent such schedules or reports describing the Collateral and its value and such other information regarding the Collateral as the Agent may reasonably request from time to time.  The Borrowers authorize the Agent to file of record such Uniform Commercial Code financing statements and any other lien documents and to take such other action, in each case whether in the name of the Agent or any of the Borrowers (and, in such event, each Borrower grants to the Agent an irrevocable power of attorney to sign such documents and take such actions in such Borrower’s name), in all cases as the Agent so elects in its discretion to perfect the security interest granted or purported to be granted pursuant to this Agreement or to otherwise assure the Agent with respect to its rights and remedies granted or purported to be granted hereunder or otherwise available at law or in equity.

7.             Agent’s Remedies Upon Default.  If an Event of Default is in effect, the Agent has and may exercise from time to time all of the rights and remedies of a secured party under the UCC or other applicable law and all other legal and equitable rights and remedies to which the Agent or any Bank may be entitled, all of which rights and remedies shall be cumulative and in addition to any other rights or remedies contained in this Agreement or any of the other Credit Documents.  Without limiting the generality of the foregoing, if an Event of Default is in effect, the Agent may: (a) declare all or any of the Obligations to be immediately due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Borrowers; (b) take immediate possession of the Collateral, or require the Borrowers to assemble the Collateral at the Borrowers’ expense and make it available to the Agent at a place designated by the Agent which is reasonably convenient to all parties; (c) sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales in lots or in bulk, all as the Agent in its sole discretion deems advisable; (d) realize on Collateral through direct collection, to the extent permitted by applicable law; and (e) exercise any other rights or remedies available at law, in equity or by agreement.

8.             Foreclosure Sales.  Each Borrower agrees that, if applicable law requires that prior notice of any foreclosure or other disposition of Collateral be given to a Borrower, at least 10 days’ written notice to such Borrower at such Borrower’s address in the Credit Agreement of any public or private foreclosure sale or other disposition of any Collateral shall be reasonable notice thereof, and that any such sale may be at such locations as the Agent may designate in such notice.  The Agent shall have the right to conduct foreclosure sales on each Borrower’s premises and without charge therefor.  All public or private foreclosure sales may be adjourned from time to time by giving oral notice thereof at the time and place of such sale or in such other manner permitted by applicable law.  The Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit, or any combination thereof, and the Agent or any Bank may purchase all or any part of the Collateral at any public sale or, if permitted by law, any private sale, and, in lieu of actual payment of such purchase price, the Agent or any Bank may setoff and credit the amount of such price against the Obligations without impairing any Borrower’s or any other party’s liability for any deficiency in respect thereof.  Except as otherwise provided in the Credit Agreement, the Proceeds realized from any sale of any Collateral may be applied, after the Agent is in receipt of good funds, as follows:  (a) first, to the reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Agent or any Bank for collection, removal, storage, processing, protection, insurance, demonstration, sale or delivery of the Collateral, (b) second, to any fees or expenses due the Agent or any Bank under the Credit Documents, (c) third, to interest due on any of the Obligations, (d) fourth, to the principal of the Obligations, (e) fifth, to the Agent or any Bank, for any Obligations not included in (a) through (d) above; and (f) sixth, and finally, to the Borrowers or any other Person, to the extent it is lawfully entitled to any remaining Proceeds.  If any deficiency remains after any foreclosure sale, the Borrowers and any Guarantors shall remain jointly and severally liable for such deficiency.  If the Agent forecloses or otherwise realizes on any Collateral and receives any Proceeds thereof in any form other than cash, the Obligations shall not be credited unless and until the Agent receives collected funds with respect to such non-cash Proceeds.

9.             Collection; Power of Attorney.  So long as any Event of Default is in effect, each Borrower shall be deemed to have irrevocably appointed the Agent as such Borrower’s attorney-in-fact to periodically execute and deliver such documents and take such actions as the Agent deems necessary or appropriate, and whether acting in the Agent’s or such Borrower’s name, to (a) exercise any of the Agent’s rights and remedies under this Agreement or otherwise available to the Agent, and (b) to exercise any of such Borrower’s rights and remedies with respect to any Collateral or any Person obligated on otherwise liable with respect to any Collateral, including, without limitation, (i) insofar as any Collateral consists of Accounts, Instruments or Chattel Paper, to enforce, compromise, release and generally exercise all of such Borrower’s rights and remedies in respect of such Collateral and any Proceeds of the foregoing, and (ii) to endorse any checks or other items of payment in respect of such Collateral which come into the Agent’s or any Bank’s possession or control.  Without limiting the generality of the foregoing, so long as any Event of Default is in effect, the Agent may adjust, compromise or otherwise settle any Collateral, including, without limitation, file and settle any insurance claims relating to any Collateral, and any insurer shall be entitled to rely conclusively on the Agent’s rights and the power-of-attorney granted to it by each Borrower under this Agreement.  All powers-of-attorney granted by a Borrower to the Agent under this Agreement shall be deemed coupled with an interest and therefore irrevocable until the Obligations have been indefeasibly paid in full and no Bank has any duty to extend credit to or for the benefit of any Borrower.

10.           Expenses; Agent May Perform; Indemnification.  Upon demand by the Agent, the Borrowers shall pay to the Agent the amount of all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, which the Agent or any Bank incurs following an Event of Default in connection with (a) the custody, preservation, use of, or the sale of, collection from or other realization upon any of the Collateral, (b) the exercise or enforcement of any of the Agent’s rights under this Agreement, or (c) the failure by any Borrower to pay, perform or observe any of such Borrower’s obligations under this Agreement.  The Agent may, but shall not be obligated, to pay and perform any obligation of the Borrowers under this Agreement if the same is not paid or performed by the Borrowers in accordance with the terms hereof; and each Borrower shall be deemed to have appointed the Agent as its agent and attorney-in-fact to pay or perform any such obligations.  Each Borrower indemnifies the Agent and the Banks from and against any and all claims, losses and liabilities now or hereafter arising out of or relating to this Agreement or any of the Obligations (including, without limitation, enforcement of this Agreement and the Agent’s exercise of its rights and remedies hereunder), except claims, losses or liabilities resulting solely from the Agent’s or a Bank’s gross negligence or willful misconduct.

11.           Agent’s Duties.  The powers conferred on the Agent under this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in the Agent’s possession and the accounting for monies actually received by the Agent under this Agreement, the Agent shall have no duty in respect of any Collateral nor shall the Agent have any duty to take any steps to preserve any rights against any Collateral or against any Person.

12.           Borrowers Remains Liable.  If any Collateral consists of contracts or agreements, (a) the applicable Borrower shall remain liable under such contracts or agreements to the extent set forth therein to perform all of such Borrower’s duties thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent of any of its rights under this Agreement shall not release any Borrower from any of such Borrower’s duties under any such contracts or agreements, and (c) neither the Agent nor any Bank shall have any obligation or liability under such contracts or agreements by reason of this Agreement, nor shall the Agent or any Bank be obligated to perform any of the duties of any Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

13.           Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Agent would fulfill the Agent’s duties under the Uniform Commercial Code or other law of any other relevant jurisdiction in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

14.           Joint and Several Liability.  Notwithstanding anything herein to the contrary, all representations, warranties, covenants and other obligations of the Borrowers under this Agreement shall be joint and several.

15.           Further Assurances.  The Borrowers agree to execute and deliver such documents and to take such other action as the Agent may reasonably request from time to time to evidence or further protect or preserve the Agent’s rights granted or intended to be granted hereby.

16.           Governing Law.  This Agreement shall be governed by the laws of the State of Missouri without regard to any choice of law rule thereof which gives effect to the laws of any other jurisdiction, except to the extent the laws of any other jurisdiction shall govern the perfection, the effect of perfection or nonperfection, or the priority of any security interests created under this Agreement.

17.           Miscellaneous.  No amendment or waiver of any provision of this Agreement nor consent to any departure by any Borrower herefrom shall be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The section headings herein are solely for convenience and shall not be deemed to limit or otherwise affect the meaning or scope of any part of this Agreement.  This document shall be construed without regard to any presumption or rule requiring construction against the party causing such document or any portion thereof to be drafted.  If any provision of this Agreement shall be unlawful, then such provision shall be null and void, but the remainder of this Agreement shall remain in full force and effect and be binding on the parties.  This Agreement shall be binding upon the successors and assigns of the parties, except that no Borrower may assign any of its duties hereunder without obtaining the Agent’s prior written consent, which consent may be withheld in the Agent’s sole and absolute discretion.  The Agent may assign any of the Agent’s rights under this Agreement or any of the Obligations without the consent of the Borrowers.  This Agreement may be validly executed and delivered by fax or other electronic means and by use of multiple counterpart signature pages.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

MGP INGREDIENTS, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

MGP INGREDIENTS OF ILLINOIS, INC.

By	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

MIDWEST GRAIN PIPELINE, INC.

By:	/s/ Robert Zonneveld
Name: Robert Zonneveld
Title: CFO

COMMERCE BANK, N.A., as Agent

By:	/s/ Wayne C. Lewis
Name: Wayne C. Lewis
By: Vice President

Security Agreement – Signature Page

Exhibit A

1.	MGP Ingredients, Inc.

	Chief Executive Office:	Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

	State of Incorporation:	Kansas

	Organizational Identification Number:	0083220 (Kansas)

2.	MGP Ingredients of Illinois, Inc.

	Chief Executive Office:	1301 S. Front St.
Pekin, Illinois 61554

	State of Incorporation:	Illinois

	Organizational Identification Number:	51922719 (Illinois)

3.	Midwest Grain Pipeline, Inc.

	Chief Executive Office:	Cray Business Plaza
100 Commercial Street
Atchison, Kansas 66002

	State of Incorporation:	Kansas

	Organizational Identification Number:	1569474 (Kansas)